EXHIBIT 99.1

Transcript of Pharmos Corporation Conference Call, April 28, 2005

Operator:

Statements made in this telephone conference call related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of our pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Gad Riesenfeld - Pharmos - President, COO:

Good morning, ladies and gentlemen, and welcome to the Pharmos Corporation conference call. With me are Jim Meer, Senior Vice President and CFO, and Ray McKee, Vice President of Investor Relations and Corporate Development. We will discuss the Company’s financial results for the quarter ended March 31, 2005, and our plans and strategy for the future. We will begin with a statement that Ray will read, and follow that with a period of questions and answers.

Ray McKee - Pharmos - VP of IR and Corporate Development:

This morning, we reported our financial results for the fiscal first quarter ended March 31, 2005. During the quarter, Pharmos received a gross milestone payment of $12.3 million from Bausch & Lomb, our former ophthalmic business marketing partner. As a result of this non-recurring milestone event, we recorded a net income of $6.7 million, or $0.07 per share, for the quarter. In the first quarter of 2004, we recorded a net loss of $5.9 million, or $0.07 per share. Total operating expenses for the quarter were $4.4 million, compared to $4.5 million in the first quarter of 2004. In the year-over-year comparison there is a decrease in R&D expense that is mostly offset by an increase in G&A expense. Gross R&D expenditures decreased from $4.1 million in the first quarter of 2004 to $2.5 million in the 2005 first quarter, a 39% drop. The reduction in R&D expenses in the first quarter was due mainly to the decrease in clinical trial costs resulting from having completed both a Phase 3 and a Phase 2 trial during the fourth quarter of 2004. Both trials had been underway during the first quarter of 2004. An offsetting factor to the decreased gross R&D expense was a decrease in grant funding, which was $20,000 in the 2005 first quarter compared to $816,000 for the 2004 first quarter. The reduction in grant funding is also a result of having completed the two clinical trials and discontinuing the TBI program. Consequently, net R&D expenses decreased from $3.3 million to $2.5 million year-over-year. General and administrative expenses grew by about $800,000 year-over-year, from $1 million to $1.8 million, reflecting higher professional fees, compensation and consulting and insurance expenses. Professional fees were higher due to increaseda ccounting activities for Sarbanes-Oxley compliance and increased legal expenses. Compensation increased as a result of amortizing deferred compensation retention award agreements for key executives. Higher consulting expenses resulted from increased business development activities, and insurance expenses rose because of increased rates and coverage. In the “Other Income & Expense” category, the major feature for the first quarter is the $10.7 million milestone payment from Bausch & Lomb. This is the net payment after deducting certain fees and expenses from the gross payment of $12.3 million. I want to emphasize that the first-quarter income and cash flow are positive because of this non-recurring payment. Another notable item in this category is a decrease of $1.3 million in interest expense, from $1.4 million in the 2004 first quarter to under $200,000 in the first quarter of 2005, as a result of a reduced average outstanding balance of convertible debentures issued in

September 2003. These debentures were paid in full on March 31, 2005. On March 31, 2005, our cash and cash equivalents totaled $54.3 million. Now let me turn to our forward-looking plans. On top of having a strong cash balance, Pharmos is rich in human and technological resources. We will continue to cultivate and utilize these resources. Simultaneously, we will maintain the fiscally responsible actions that were implemented during the quarter. These actions included a manpower reduction, salary freezes, contract renegotiations, service reductions and others. The effects of these actions will be felt gradually throughout the remainder of the year. We recently announced additions to our staff in research and development. Dr. Howard Grossberg has joined the company as Vice President of Drug Development, and Dr. Iris Alroy has joined as Vice President of Research. Dr. Grossberg has been with the Company in a consulting role for two years. He now joins the Company as a full-time executive with expanded responsibilities. Dr. Grossberg brings relevant experience that will be vital to our early-stage programs as they move from preclinical through clinical development. Among his previous positions, he was Chief Medical Officer at Forest Laboratories and the Executive Director of Drug Development at Ciba-Geigy, now Novartis. Dr. Grossberg headed development of proprietary drugs and was involved in filing numerous New Drug Applications in areas including oncology, endocrine metabolism, dermatology, gastroenterology and immunology. Drs. Grossberg and Alroy will be key contributors to our efforts aimed at establishing long-term value for the Company. The lead-candidate from our CB2-selective family of compounds, cannabinor, has demonstrated efficacy in a number of animal models for pain, including neuropathic, inflammatory and noxious pain. Assuming successful completion of ongoing preclinical toxicology and metabolism studies, we plan to initiate clinical development with a Phase 1 trial in healthy volunteers in Europe during the second half of this year. We are still on schedule to begin the trial in the third quarter. Assuming successful completion of the Phase 1 trial, we plan to conduct Phase 2 feasibility studies aimed at establishing safety and proof-of-principle for treating pain indications. The first two indications to be tested will be neuropathic and post-surgical pain. Pending successful completion of Phase 1 and other regulatory activities, initiation of the feasibility trials is planned for the end of 2005 or early 2006. Our early-stage research continues to identify interesting new compounds that we evaluate as potential drug candidates to treat neurological conditions and inflammatory disorders. In recent years, scientific research has produced an awareness of the potential therapeutic role of agents acting on the human cannabinoid receptor systems. In our discovery programs, Pharmos is synthesizing new compounds based on three different scaffolds of cannabinoid compounds. A number of compounds have demonstrated significant effects in various animal models of pain and autoimmune diseases such as multiple sclerosis, rheumatoid arthritis, and inflammatory bowel disease. These early-stage programs will be explored to identify new drug candidates with the potential for development into new therapeutics. For some time now, there has been a high level of public and professional interest in new, high-profile medications to treat pain and serious autoimmune diseases. There is great potential for new safe and effective drugs in these fields. We believe that compounds that modulate the cannabinoid signaling pathways may become an important class of therapeutics to treat these and other human pathologies. In addition to developing our own technology, we are actively exploring outside opportunities to expand our pipeline with clinical-stage programs. Finally, let me note that the Company’s clinical and preclinical programs will be discussed by the Company’s Chairman and Chief Executive Officer, Dr. Haim Aviv, at the Rodman and Renshaw Techvest conference to be held in Paris next week. Dr. Aviv’s presentation is scheduled for Wednesday, May 4 at 11:15 AM, Central European Daylight Time.

We will now open the call for questions.

Operator:

[Operator Instructions]. Thomas Shrader, Harris Nesbitt.

Thomas Shrader - Harris Nesbitt – Analyst:

I had a quick question on cannabinor -- just, I don’t necessarily know the compound very well. As a cannabinoid, do you know -- do you expect that to be a scheduled drug? How does that affect your development plans? Can you talk a little bit about the potential market, whether it’s scheduled as a narcotic versus not?

Unidentified Company Representative:

Since this compound does bind to cannabinoid receptors, with measurable amounts to the CB1 receptor, it’s not unlikely that it has to be looked at that way. We don’t have any definitive data yet, but certainly one would expect that to be the case.

Thomas Shrader - Harris Nesbitt – Analyst:

Do you know when you’ll know? Are animal models highly predictive of that kind of a -- precaution, I guess is the word.

Unidentified Company Representative:

Animals [multiple speakers]. Sure. Certainly you see CB1 activity in animal models as you look at the behavior.

Gad Riesenfeld - Pharmos - President, COO:

We didn’t see, Tom, any side effects of cannabinoids or hashish, like hypotension and others. But if we test only a few CB2 compound, we don’t see the same effects as the combination of CB1, CB2, and this is actually what gives this platform some kind of advantage or, hopefully, advantage and uniqueness by being selective CB1, CB2, and potentially even in other receptors, selective binding to them with a ratio of 1 to 10 in between the CB1 and CB2 [inaudible] CB2 affinity to the CB2 receptors.

Thomas Shrader - Harris Nesbitt – Analyst:

So that’s the bet here, that that would make -- that’s what would make this drug very exciting in your minds is to continue to see -- or to see that hypothesis play out, is that--?

Gad Riesenfeld - Pharmos - President, COO:

Yes, indeed. And we believe, based on our experience, that a few CB2 compounds may not deliver the same psychological effect as a drug that binds to several [multiple speakers]

Thomas Shrader - Harris Nesbitt – Analyst:

To both.

Gad Riesenfeld - Pharmos - President, COO:

And also, a few CB1 by itself could be, to get the effects you want, maybe even heading towards the toxic effect. So this combination of compounds with various affinities and ratio of affinities to receptors and potentially one another in new receptors, it is [inaudible] our feeling delivering the best results in animal models at the moment.

Jim Meer - Pharmos - SVP and CFO:

I think the feeling is, even though you don’t see significant side effects that you attribute to this, the fact that you know that there’s something measurable there, one must take a conservative attitude and expect that you may see something. We don’t know the answer, but that’s our sense.

Thomas Shrader - Harris Nesbitt – Analyst:

And any update on your thinking about CABG?

Gad Riesenfeld - Pharmos - President, COO:

There is not -- the object is not about what will be there, Tom, we went out with the data that we had. But on the one hand, the important data that we have indicated statistical and clinical efficacy in the stroke test, which indicates improvement and protection of cognitive impairment on what is so-called executive function. However, we wanted to hear from experts and, really, different experts in the field. What does it mean in terms of product concept, regulatory approach -- would be a real product beyond being such an interesting protectant and such an improver of the executive function? And we approached several and quite a few, quite many, actually, experts and we have collected their opinion. They looked at the data, they expressed opinion. They did not have the same opinion, all of them. We want to complete and do our assessment of the future of the product, not of the data but how we can go with it to a product, to a real product, or alternatively, do not discontinue the product if we do not believe that the FDA will accept a drug that is based on what we have and making [multiple speakers]

Thomas Shrader - Harris Nesbitt – Analyst:

The question, is this a medical need -- you’re still grappling with that?

Gad Riesenfeld - Pharmos - President, COO:

It is definitely a medical need, but it is not completely a mature product concept that can be the basis of NDA submission. So we are having intellectual, scientific assessment and brainstorming, and we shall conclude in a few months and come to conclusion.

Operator:

David Bouchey, RBC Capital Markets.

David Bouchey - RBC Capital Markets – Analyst:

Thanks, guys. The first question is for you, Jim. Could you tell me -- first, congratulations on getting rid of the last of that convertible debt. Could you tell me what your share outstanding count is now?

Jim Meer - Pharmos - SVP and CFO:

Share outstanding count now is approximately 95 million.

David Bouchey - RBC Capital Markets – Analyst:

All right. And on a -- if that were including all the options and warrants, what do you think that would be?

Jim Meer - Pharmos - SVP and CFO:

Well, that’s another, I think, 13 or 14 more.

David Bouchey - RBC Capital Markets – Analyst:

All right. And lastly, I haven’t seen any publication of the results of the dexanabinol Phase 3 in TBI yet. Can you give us some color on when we might expect to see that data?

Gad Riesenfeld - Pharmos - President, COO:

Well, we have completed the analysis in collaboration with opinion leaders that were participating in the study. We are preparing the final version of the publication that will be presented in a couple of months in the conference, and obviously will be published worldwide via all the vehicles that we have. It is almost completed, but it relates to two other activities. Our collaboration with ABIC and EBIC, as well as harmonizing the timing of the factors with submission of the report to the FDA. This is almost ready, and will take another of couple of months to complete.

David Bouchey - RBC Capital Markets – Analyst:

So if you’re going to present the data at a conference, can you tell us what conference you’re targeting right now?

Gad Riesenfeld - Pharmos - President, COO:

I don’t have it in front of me; we have two conferences we are targeting. I will inform once the decision is made, as a result of the meeting of -- the final meeting of the still [inaudible] committee of the study that is planned in four weeks.

Operator:

[Operator Instructions]. Gentlemen, currently there are no further questions.

Ray McKee - Pharmos - VP of IR and Corporate Development:

Okay, thank you.

Gad Riesenfeld - Pharmos - President, COO:

Well, if there are no other questions, before concluding the meeting, I want to say that Pharmos Company’s employees and, obviously, the management are committed to do research and development, to develop drugs and to move them towards an NDA and commercialization. We believe that we have the experience and the knowledge; we did that submitted alone and together we’ve filed those four NDAs that were approved. We think we have an exciting technology. We have good people, with Howard and Harrison [inaudible] even better. We have the determination and the commitment to maximize the value from the technology and the money and the knowledge experience that we have, including acquiring or licensing gear or finding any other business maneuver to expand our pipeline and to optimize the use of our resources in developing drugs and building value. And this is what we’re planning to do in the next couple of years, and this is why we are here. Yes, we suffered and we still feel the pressure of the TBI failure that we believe was an outstanding study. However, we did not demonstrate the efficacy. But we want to have the experience that we have, and the other resources and the good people that we have to help build value, to develop drugs. And we shall focus on this in a cost-saving mode, but not in a passive mode, in a very aggressive and creative mode to rebuild value and to take this company to the next generation of biotechnology pharmaceutical entity with prestige and success. So this is what we want to do, and we shall do the best that we can in order to get there. It will take some time. Thank you.

Ray McKee - Pharmos - VP of IR and Corporate Development:

Thank you very much.

Operator:

Ladies and gentlemen, the conference has ended. You may now disconnect your lines.